INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508                            Employer Identification Number:
CINCINNATI, OH 45201                          31-1087250

Date:  February 16, 1996                 DLN:
                                              17007283000005
WINTON SAVINGS & LOAN CO.
C/O JAMES M BALL                         Person to Contact:
VORYS SATER SEYMOUR AND PEASE                MELISSA WHELAN
55 E GAY ST PO BOX 1008
COLUMBUS, OH 43216-1008                  Contact Telephone Number:
                                              (513) 684-3866

                                         Plan Name:
                                              401(K) PROFIT SHARING PLAN

                                         Plan Number:  002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on August 24, 1995.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

WINTON SAVINGS & LOAN CO
Page 2


         This plan satisfies the nondiscrimination in amount requirements of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uraguay Round Agreements Act, Pub. L. 103-456.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                   Sincerely yours,



                                                   C. Ashley Bullard
                                                   District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
    for Employee Benefit Plans